Exhibit 2

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 (the “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation, a Florida corporation (the “Company”) and Alfred R. Camner (the “Executive”) and is effective as of September 29, 2003.

RECITALS

WHEREAS, the Company currently has the following three classes of capital stock outstanding: (i) Class A Common Stock, par value $0.01 per share (the “Class a Common Stock”), (ii) Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), and (ii) Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”); and

WHEREAS, each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock and each share of Class B Common Stock is convertible into one share of Class A Common Stock; and

WHEREAS, the Company’s Articles of Incorporation, as amended (the “Articles”), currently authorize the Company to issue up to: (i) 60 million shares of Class A Common Stock, (ii) 3 million shares of Class B Common Stock, and (iii) 10 million shares of preferred stock (including, but not limited to, the Series B Preferred Stock); and

WHEREAS, the Company’s Board of Directors has in the past, and may in the future, award the Executive equity based compensation and performance awards including, without limitation, restricted shares of Series B Preferred Stock and options to purchase shares of Series B Preferred Stock; and

WHEREAS, if performance goals are met on 150,000 performance-based, restricted shares of Series B Preferred Stock which were granted to the Executive in October 2002, the Company will need to reserve additional shares of Class B Common Stock for issuance upon the conversion of shares of Series B Preferred Stock, and this additional reservation of shares would cause the total of issued and reserved shares of Class B Common Stock to exceed the number of shares authorized for issuance; and

WHEREAS, the necessity for this additional reservation of Class B Common Stock could occur as early as December 31, 2003, when performance goals on 120,000 of the performance-based shares granted to the Executive will be measured and could be met; and

WHEREAS, the Compensation Committee of the Board of the Directors has noted that the excess of the number of issued and reserved shares over the number of authorized shares could be avoided if the Executive were to agree, as a part of his employment agreement, not to convert any shares of Series B Preferred Stock held by him into shares of Class B Common Stock, unless he first converted an equivalent number of shares of Class B Common Stock into shares of Class A Common Stock;

NOW, THEREFORE BE IT RESOLVED, in consideration of the mutual agreements and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 5 of the Agreement is hereby amended by adding a third paragraph to read as follows:

“Executive hereby agrees that, during the term of this Agreement, he shall not convert any of the shares of Noncumulative Convertible Preferred Stock, Series B which he now owns or may own in the future into shares of Class B Common Stock, if such conversion would cause the total number of shares of Class B Common Stock issued to exceed the number of shares of Class B Common Stock authorized for issuance, unless the Executive first converts to Class A Common Stock, a number of shares of Class B Common Stock that is at least equal to the number of shares that would be issuable upon conversion of the Series B Preferred shares.”

2. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED FINANCIAL CORPORATION		ALFRED R. CAMNER

By:		By:

Name	Lawrence H. Blum	Name:	Alfred R. Camner
Title:	Vice Chairman of the Board and Secretary

ATTEST:

By:

Name
Title: